                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               A. SCHULMAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    Notice is hereby given that the Annual Meeting of Stockholders of
A. Schulman, Inc. will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio, on Thursday, December 7, 2000 at 10:00 A.M., local time, for the purpose of considering and acting upon:

    1. The election of three (3) Directors for a three-year term expiring in 2003;

    2. A proposal to amend the A. Schulman, Inc. 1992 Non-Employee Directors' Stock Option Plan;

    3. The ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending August 31, 2001;

    4. A stockholder proposal, opposed by the Board of Directors, which is described in the accompanying proxy statement; and

    5. The transaction of any other business which properly may come before the meeting and any adjournments thereof.

    Stockholders of A. Schulman, Inc. of record at the close of business on October 18, 2000 are entitled to vote at the Annual Meeting and any adjournments thereof.

                                          By order of the Board of Directors

                                          JAMES H. BERICK
                                             SECRETARY

Akron, Ohio
November 10, 2000

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                     [LOGO]

                            3550 WEST MARKET STREET
                               AKRON, OHIO 44333

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                                               November 10, 2000

    The accompanying proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on December 7, 2000, and any adjournments thereof.

    Stockholders of record at the close of business on October 18, 2000 (the record date) will be entitled to vote at the Annual Meeting. At that date the Corporation had issued and outstanding 29,239,922 shares of Common Stock, $1.00 par value. Each such share is entitled to one vote on all matters properly coming before the Annual Meeting. At least 14,619,962 shares of Common Stock of the Corporation must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

    This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on November 10, 2000.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Corporation presently is comprised of eleven Directors. The Directors of the Corporation are divided into three classes; presently, Classes I and III each consist of four Directors and Class II consists of three Directors. At the Annual Meeting, three Directors of Class II are to be elected to serve for three-year terms expiring in 2003 and until their respective successors are duly elected and qualified.

    Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on the proxy, it presently is intended that shares represented by proxies will be voted for the election as Directors of the three Class II nominees named in the table below.

    All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event which the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees. For election as a Director, a nominee must receive the affirmative vote of the holders of a majority of shares represented at the meeting in person or by proxy. Abstentions will be counted as votes cast and will count toward the determination of the presence of a quorum, but will have the same effect as a vote cast against the nominee. Broker non-votes will not be counted as votes cast, but will count toward the determination of the presence of a quorum.

    The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part on the Corporation's records.

                                                                                                          FIRST
                                                    PRINCIPAL OCCUPATION DURING PAST FIVE YEARS           BECAME
NAME OF NOMINEE OR DIRECTOR                               AND AGE AS OF OCTOBER 18, 2000                 DIRECTOR
---------------------------                 -----------------------------------------------------------  --------
                     NOMINEES TO SERVE UNTIL 2003 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

James S. Marlen(2)........................  Chairman of the Board of Ameron International Corporation      1995
                                             (construction and industrial manufacturing) since January
                                             1995; President and Chief Executive Officer of Ameron
                                             International Corporation since June, 1993; formerly, Vice
                                             President, GenCorp., Inc. (aerospace, automotive, chemical and plastics) and President, GenCorp. Polymer Products, a
                                             subsidiary of GenCorp., Inc., 1988-1993; Age 59

Rene C. Rombouts..........................  General Manager of the Corporation's European subsidiaries     1992
                                             since 1993 and Director of European
                                             Marketing--Manufactured Products of the Corporation since
                                             1983; Age 62

Robert A. Stefanko(1).....................  Chairman of the Board of the Corporation since 1991;           1980
                                             Executive Vice President--Finance and Administration of
                                             the Corporation since 1989; Age 57

                                                                                                          FIRST
                                                    PRINCIPAL OCCUPATION DURING PAST FIVE YEARS           BECAME
NAME OF NOMINEE OR DIRECTOR                               AND AGE AS OF OCTOBER 18, 2000                 DIRECTOR
---------------------------                 -----------------------------------------------------------  --------
                CONTINUING DIRECTORS SERVING UNTIL 2002 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)

Alan L. Ockene(3)(4)......................  Member, Executive Committee of Akron Regional Development      1992
                                             Board; prior thereto, Chairman, Akron Regional Development
                                             Board, 1995-1997; formerly, President and Chief Executive
                                             Officer of General Tire, Inc. 1991-1994; and Vice
                                             President of Goodyear Tire & Rubber
                                             Company--International, 1985-1991; Age 69

Willard R. Holland(2)(3)(4)...............  Retired; formerly Chairman of the Board of FirstEnergy         1995
                                             Corp. (electric utility), 1996-1999; President and Chief
                                             Executive Officer, FirstEnergy Corp. since 1993; Chairman
                                             of the Board and Chief Executive Officer of FirstEnergy
                                             Corp.'s subsidiary, Pennsylvania Power Company, since
                                             1993; formerly, Chief Operating Officer, Ohio Edison
                                             Company, 1991-1993; prior thereto Senior Vice President,
                                             Detroit Edison Company (electric utility), 1988-1991;
                                             Age 64

Dr. Peggy Gordon Elliott(2)(4)............  President, South Dakota State University since January         1994
                                             1998; prior thereto, Senior Fellow, National Center for
                                             Higher Education 1996-1998; President, The University of
                                             Akron 1992-1996; and Chancellor and Chief Executive
                                             Officer, Indiana University Northwest, 1984-1992; Age 63

John B. Yasinsky(2).......................  Chairman and Chief Executive Officer of Omnova Solutions,      2000
                                             Inc. (decorative and building products and performance
                                             chemicals) since September 1999; formerly, Chairman,
                                             GenCorp., Inc. (aerospace, automotive, chemical and
                                             plastics), 1995-1999, and President and Chief Executive
                                             Officer of GenCorp., Inc., 1995-1999; Age 61

                                                                                                          FIRST
                                                    PRINCIPAL OCCUPATION DURING PAST FIVE YEARS           BECAME
NAME OF NOMINEE OR DIRECTOR                               AND AGE AS OF OCTOBER 18, 2000                 DIRECTOR
---------------------------                 -----------------------------------------------------------  --------
               CONTINUING DIRECTORS SERVING UNTIL 2001 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)

Terry L. Haines(1)........................  President and Chief Executive Officer of the Corporation       1990
                                             since 1991; formerly, Chief Operating Officer, 1990-1991;
                                             Age 54

Dr. Paul Craig Roberts(2)(3)..............  Columnist for THE WASHINGTON TIMES since 1988 and for          1992
                                             INVESTOR'S BUSINESS DAILY since 1998; Chairman of
                                             Institute for Political Economy since 1985; nationally
                                             syndicated Columnist for Creators Syndicate since March
                                             1997; formerly, Distinguished Fellow, Cato Institute,
                                             1993-1996; Columnist for BUSINESS WEEK, 1982-1998;
                                             William E. Simon Chair in Political Economy at Center for
                                             Strategic and International Studies, 1982-1993; and
                                             Assistant Secretary of Treasury for Economic Policy,
                                             1981-1982; Age 61

James A. Karman(2)........................  Vice Chairman, RPM, Inc. (coatings, sealants and specialty     1995
                                             chemicals) since August 1999; formerly President of RPM,
                                             Inc., 1978-1999; Chief Financial Officer, RPM, Inc.,
                                             1982-1993; Age 63

Joseph M. Gingo(4)........................  Senior Vice President for Technology and Global Products       2000
                                             Planning of Goodyear Tire & Rubber Company (tire and
                                             rubber manufacturing) since 1999; formerly Vice President
                                             and general manager of Goodyear Tire & Rubber Company's
                                             Engineered Products business unit, 1998-1999; and Vice
                                             President of Goodyear Tire and Rubber Company's Asia
                                             operations, 1995-1998; Age 55

------------------------------

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Nominating Committee

(4) Member of Compensation Committee

    Mr. Haines is a Director of FirstMerit Corporation and Ameron International Corporation. Dr. Roberts is a Director of 12 of the Value Line Mutual Funds.
Dr. Elliott is a Director of The Lubrizol Corporation. Messrs. Marlen and Ockene are Directors of Ameron International Corporation. Mr. Karman is a Director of RPM, Inc., Shiloh Industries, Inc. and Metropolitan Financial Corporation.
Mr. Holland is a Director of Davey Tree Expert Co. Mr. Yasinski is a Director of CMS Energy Corporation.

    The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

    The functions performed by the Audit Committee of the Board of Directors include: (i) recommending to the Board of Directors the appointment of a firm of independent accountants to examine the books and accounts of the Corporation and its subsidiaries;
(ii) reviewing with the independent accountants the scope of their work prior to their examination; (iii) reviewing with the independent accountants the scope of their examination after it has been completed, as well as any recommendations made by the independent accountants; (iv) reviewing with the independent accountants and approving each non-audit service performed or proposed to be performed by the independent accountants, as well as the relationship of audit to non-audit fees; and (v) considering the possible effect of the non-audit services upon the independence of the accountants. The Audit Committee held two meetings during the year ended August 31, 2000.

    The functions performed by the Compensation Committee of the Board of Directors include making recommendations to the Board of Directors concerning compensation policies, salaries, grants of stock options and other forms of compensation for management and certain other employees of the Corporation. The Compensation Committee held three meetings during the year ended August 31, 2000.

    The functions performed by the Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees. The Nominating Committee has no formal procedures for consideration of nominees recommended by stockholders. The Nominating Committee held one meeting during the year ended August 31, 2000.

    The Board of Directors held seven meetings during the year ended August 31, 2000. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and any committees thereof on which they served during the year, except Mr. Yasinsky and Mr. Karman.

COMPENSATION OF DIRECTORS

    Each Director of the Corporation who is not an employee of the Corporation receives an annual Director's fee of $28,000, plus $1,200 for each Board or committee meeting attended. Further, any Director serving as a Chairman of a committee receives an additional annual fee of $2,500. Each Director has the option to defer payment of all or a specified portion of his or her Director's fees and to receive, in lieu thereof, a number of units equivalent to the amount to be paid, divided by the closing price of the Corporation's Common Stock on the last business day of the prior year. Upon surrender of the units, the Director will receive a cash payment in an amount determined by multiplying the number of units times the market price of the Common Stock on the day before the surrender date. In addition, on the first business day of February of each year, each non-employee Director of the Corporation receives a grant of an option to purchase 1,000 shares of the Common Stock of the Corporation, at an option price equal to the fair market value of such shares on the first business day preceding the date of grant. After giving effect to the proposed amendment to the 1992 Non-Employee Directors' Stock Option Plan, as described herein, commencing on the first business day of February 2001, and on the first business day of February of each year thereafter, each non-employee Director of the Corporation will receive a grant of an option to purchase 2,000 shares of the Common Stock of the Corporation and a grant of 500 restricted shares of Common Stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Corporation's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Comnmission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

    This report describes the Corporation's executive compensation programs and the basis on which fiscal year 2000 compensation determinations were made by the Corporation's Compensation Committee in respect of the executive officers of the Corporation, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement.

    To ensure that the compensation program is administered in an objective manner, the Compensation Committee is comprised entirely of independent Directors. The duties of the Compensation Committee include determining the base salary level and bonus for the Chief Executive Officer and for all other executive officers, and approving the design and awards of all other elements of the executive pay program. The Compensation Committee further evaluates executive performance and addresses other matters related to executive compensation.

COMPENSATION POLICY AND OVERALL OBJECTIVES

    In determining the amount and composition of executive compensation, the Compensation Committee's goal is to provide a compensation package that will enable the Corporation to attract and retain talented executives, reward outstanding performance and link the interests of the Corporation's executives to the interests of the Corporation's shareholders. In determining actual compensation levels, the Compensation Committee considers all elements of the program in total, rather than any one element in isolation.

    The Compensation Committee members believe that each element of the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

    Competitive market data is provided periodically by an independent compensation consultant. The data provided compares the Corporation's compensation practices to those of a group of comparison companies. The Corporation's market data for compensation comparison purposes is comprised of a group of diversified manufacturing companies that have national and international business operations. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

    In establishing a comparison group for compensation purposes, the Compensation Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Compensation Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

    The key elements of the Corporation's executive compensation are base salary, annual bonuses and long-term incentives. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package.

BASE SALARIES

    The Compensation Committee regularly reviews each executive's base salary. Base salaries for executives initially are determined by evaluating the executives' respective levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven by individual performance and Corporation profitability. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation.

    In determining Mr. Haines' base salary in 2000, the Compensation Committee considered the Corporation's financial performance for the prior year, Mr. Haines' individual performance and his long-term contributions to the success of the Corporation. The Compensation Committee also compares Mr. Haines' base salary to the base salaries of other chief executive officers.

ANNUAL BONUSES

    The Corporation's bonus program promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses based on individual performance. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

    Under the Corporation's bonus program, the Corporation established a total target award for each executive officer approximately equal to the average award provided to persons holding similar positions at comparable companies. The award was measured by stated threshold, target, and maximum percentages of salary. The executive officer's actual award was increased or decreased for the total target award based upon both Corporation and individual performance. Approximately one-half of the total target award potential was determined by the financial performance of the Corporation. This financial performance portion of the bonus was based upon (i) the world-wide performance of the Corporation for Mr. Haines, the President and Chief Executive Officer, and for the Chairman and Chief Financial Officer and (ii) the Corporation's performance in North America for all other officers. The remaining one-half of the total target award level was based upon each executive officer's individual performance. Mr. Haines' 2000 bonus award is reported in the Summary Compensation Table below.

LONG-TERM INCENTIVES

    Long-term incentives are provided pursuant to the Corporation's 1991 Stock Incentive Plan (the "1991 Plan").

    In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, the Compensation Committee makes annual decisions regarding appropriate stock-based grants for each executive. When determining these awards, the Compensation Committee considers the Corporation's financial performance in the the prior year, the executives' respective levels of responsibility, prior experience, and historical award data, and compensation practices at the comparison companies.

    Stock options were granted in 2000 at an option price equal to the fair market value of the Corporation's Common Stock on the date of grant. Accordingly, stock options granted in 2000 have value only if the stock price appreciates following the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership of the Corporation. These stock options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the holder remains employed by the Corporation or a subsidiary.

    In 2000, Mr. Haines received options to purchase 75,000 shares at the fair market value ($12.125) of such shares on the date of grant. These grants were established after comparison to the averages of long-term incentive grants at the comparison companies. The Compensation Committee believes that this equity interest provides a strong link to the interests of shareholders.

RESTRICTED STOCK

    Shares of restricted stock were awarded to certain executives in 2000. Such restricted stock awarded to executives vests five years after the date awarded. Because of its vesting requirements, restricted stock enhances the Corporation's ability to maintain a stable executive team, focused on the Corporation's long-term success. Restricted stock provides executives with an immediate link to shareholder interests. Dividends are accrued until the lapse of restrictions on the restricted stock and are paid out thereafter. In 2000, Mr. Haines received an award of 12,000 shares of restricted stock.

                                          The Compensation Committee:

                                          Willard R. Holland, Chairman
                                          Alan L. Ockene
                                          Dr. Peggy Gordon Elliott
                                          Joseph M. Gingo

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the compensation paid or to be paid by the Corporation and its subsidiaries in respect of services rendered during the Corporation's last three fiscal years to the Corporation's Chief Executive Officer and each of the four most highly compensated executive officers (as measured by salary and bonus) whose aggregate salary and bonus during the fiscal year ended August 31, 2000, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                          -------------------------
                                                                                   AWARDS
                                                                          -------------------------
                                                 ANNUAL COMPENSATION(1)   RESTRICTED
                                       FISCAL    ----------------------      STOCK         OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY        BONUS     AWARD(S)(2)        (#)      COMPENSATION
---------------------------           --------   --------      --------   -----------      --------   -------------
Terry L. Haines ....................    2000     $420,000      $126,000    $145,500         75,000      $154,296(3)
  President and Chief Executive         1999     $400,000      $181,200    $183,125         50,000      $136,557
  Officer                               1998     $380,000      $228,000    $189,063         40,000      $132,011

Robert A. Stefanko .................    2000     $355,000      $107,000    $109,125         60,000      $105,058(3)
  Chairman of the Board of              1999     $340,000      $154,500    $146,500         40,000      $ 92,526
  Directors, Chief Financial Officer    1998     $315,000      $189,000    $151,250         35,000      $ 87,981
  and Executive Vice
  President--Finance and
  Administration

Gordon L. Trimmer ..................    2000     $152,300      $ 38,000    $ 32,738         16,500      $ 16,340(3)
  Vice President--North American        1999     $145,000      $ 43,500    $ 45,781         11,000      $ 15,610
  Sales and Marketing                   1998     $135,000      $ 70,000    $ 47,266         10,000      $ 63,642

John M. Myles ......................    2000     $150,000      $ 37,000    $ 26,675         16,500      $ 16,110(3)
  Vice President--North American        1999     $142,800      $ 42,840    $ 27,469         11,000      $ 15,390
  Purchasing                            1998     $133,140      $ 35,000    $ 37,813          8,000      $ 14,424

Alain Adam .........................    2000     $141,200      $ 34,000    $ 26,675         12,000      $ 15,230(3)
  Vice President--International         1999     $133,200      $ 39,960    $ 32,963          8,000      $ 14,410
  Automotive Operations                 1998     $128,000      $ 66,000    $ 34,031          4,000      $ 13,910

------------------------

(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) The amounts set forth in this column represent grants of restricted stock during the fiscal year, valued at the fair market value of the Corporation's Common Stock on the grant date ($12.125). The total number of restricted shares and the aggregate market value at August 31, 2000 (based upon the fair market value at August 31, 2000 of $12.13) in respect of each named executive officer are as follows: Mr. Haines held 40,000 shares valued at $485,200; Mr. Stefanko held 31,500 shares valued at $382,095; Mr. Trimmer held 8,700 shares valued at $105,531; Mr. Myles held 5,700 shares valued at $69,141; and Mr. Adam held 5,200 shares valued at $63,076. Dividends accrue but are not paid on the restricted shares until the restrictions thereon lapse.

(3) Amounts shown include the following: Corporation contributions to Profit Sharing Plan--$16,000 for each of Messrs. Haines and Stefanko, $15,230 for Mr. Trimmer, $15,000 for Mr. Myles, and 14,120 for Mr. Adam; amounts accrued by the Corporation for the fiscal year ended August 31, 2000 under non-qualified profit sharing plan--$44,217 for Mr. Haines and $32,510 for Mr. Stefanko; Corporation payments of term life insurance premiums--$1,110 for each named executive officer; amounts accrued by the Corporation under deferred compensation agreements for the fiscal year ended August 31, 2000--$75,061 for Mr. Haines ($4,378 of which was not vested), and $37,530 for

    Mr. Stefanko ($2,189 of which was not vested); and Director's fees received from the Corporation's Belgian subsidiary--$17,908 for each of Messrs. Haines and Stefanko.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options during fiscal year 2000 to the named executive officers. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock appreciation of five percent and ten percent over the full five-year term of the options, which would result in stock prices of approximately $15.48 and $19.53, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on an option exercise are dependent upon future performance of the Corporation's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS IN 2000                     VALUE AT ASSUMED
                             ------------------------------------------------------    ANNUAL RATES OF STOCK
                                               % OF TOTAL                             PRICE APPRECIATION FOR
                                                OPTIONS       EXERCISE                  5-YEAR OPTION TERM
                                               GRANTED TO     OR BASE                 -----------------------
                                OPTIONS       EMPLOYEES IN    PRICE(3)   EXPIRATION     5% ($)      10% ($)
NAME                         (#)GRANTED(1)   FISCAL YEAR(2)    ($/SH)       DATE         (4)          (4)
----                         -------------   --------------   --------   ----------   ----------   ----------
Terry L. Haines............      75,000          13.34%       $ 12.125     8/29/05     $251,625     $555,375
Robert A. Stefanko.........      60,000          10.67%       $ 12.125     8/29/05     $201,300     $444,300
Gordon L. Trimmer..........      16,500           2.94%       $ 12.125     8/29/05     $ 55,357     $122,182
John M. Myles..............      16,500           2.94%       $ 12.125     8/29/05     $ 55,357     $122,182
Alain Adam.................      12,000           2.14%       $ 12.125     8/29/05     $ 40,260     $ 88,860

------------------------

(1) All options for common shares were granted pursuant to the 1991 Plan. Such options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the optionee remains employed by the Corporation.

(2) Based on 562,200 options granted to all employees.

(3) Fair market value on the date of grant.

(4) The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved. If the named executive officers realize these values, the Corporation's shareholders will realize aggregate appreciation in the price of the 29,239,922 shares of Common Stock outstanding of $98.1 million or $216.5 million, respectively, over the five-year term of the options.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of October 18, 2000 in respect of beneficial ownership of shares of the Corporation's Common Stock by each Director, by each named executive officer, by all Directors and executive officers as a group, and by each person known to the Corporation to own 5% or more of its Common Stock:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENT OF
NAME                                                          OWNERSHIP(1)(2)(3)   OUTSTANDING
----                                                          ------------------   -----------
              DIRECTORS AND EXECUTIVE OFFICERS

Robert A. Stefanko..........................................        196,412               *
Terry L. Haines.............................................        175,950               *
Rene C. Rombouts............................................        158,590               *
Gordon L. Trimmer...........................................         29,151               *
Alain Adam..................................................         25,248               *
John M. Myles...............................................         16,525               *
Dr. Peggy Gordon Elliott....................................          3,281               *
James S. Marlen.............................................          6,281               *
Alan L. Ockene..............................................          4,856               *
Dr. Paul Craig Roberts......................................          2,586               *
Willard R. Holland..........................................          5,281               *
James A. Karman.............................................          4,281               *
Joseph M. Gingo.............................................          1,298               *
John B. Yasinsky............................................          1,000               *
All Directors and Executive Officers as a group
  (16 persons)..............................................        670,615            2.29%

                 5% OR GREATER STOCKHOLDERS

Perkins, Wolf, McDonnell & Company .........................      3,499,550(4)        11.97%
  53 N. Jackson Blvd.
  Suite 722
  Chicago, Illinois 60604

Snyder Capital Management, L.P .............................      2,145,500(5)         7.34%
  350 California Street
  Suite 1460
  San Francisco, California 94104

------------------------

*   Less than 1% of the shares outstanding

(1) Includes the following number of shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1991 Stock Incentive Plan: 90,250 by Terry L. Haines; 75,750 by Robert A. Stefanko; 67,750 by Rene C. Rombouts; 19,750 by Gordon L. Trimmer; 10,500 by John M. Myles; 10,125 by Alain Adam; and 294,500 by all Directors and executive officers as a group.

(2) Includes the following number of shares which are not owned but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1992 Non-Employee Directors' Stock Option Plan: 2,281 by each of Alan L. Ockene, Dr. Paul Craig Roberts, Dr. Peggy Gordon Elliott, Willard R. Holland, James A. Karman, and James S. Marlen; and 13,686 shares by all Directors and executive officers as a group.

(3) Includes the following number of restricted shares of Common Stock awarded under the Corporation's 1991 Stock Incentive Plan; 40,000 for Terry L. Haines, 31,500 for Robert A. Stefanko, 20,000 for

    Rene C. Rombouts, 8,700 for Gordon L. Trimmer, 5,700 for John M. Myles, 5,200 for Alain Adam; and 123,700 for all Directors and executive officers as a group.

(4) According to its Amendment to Schedule 13G dated June 30, 2000, Perkins, Wolf, McDonnell & Company, a registered investment advisor, states that it beneficially owns 3,499,550 shares of the Corporation's Common Stock, that it shares voting and dispositive power in respect of 3,379,100 of such shares, and that it has sole voting and dispositive power in respect of 120,450 of such shares.

(5) According to its Schedule 13G dated December 31, 1999, Snyder Capital Management, L.P., a group in accordance with Exchange Act Rule 13d-1, states that it beneficially owns 2,145,500 shares of the Corporation's Common Stock, that it shares voting power in respect of 1,912,100 of such shares, and that it shares dispositive power in respect of all 2,145,500 of such shares, and that it has sole voting and dispositive power in respect of none of such shares.

                               PERFORMANCE GRAPH

    The following graph compares total stockholder returns in respect of shares of the Corporation's Common Stock over the last five fiscal years (i.e. the cumulative changes over the past five-year period of $100 invested) to the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard and Poor's Specialty Chemical Group ("S&P Specialty Chemicals"). Total return values for shares of the Corporation's Common Stock, S&P 500 and S&P Specialty Chemicals were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends on a quarterly basis. The stockholder returns shown on the graph below are not necessarily indicative of future performance.

    The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference and otherwise shall not be deemed filed under such Acts.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      A. SCHULMAN, INC.  S&P 500  S&P SPECIALTY CHEMICALS
8/95            $100.00  $100.00                  $100.00
8/96             $83.46  $118.69                   $99.31
8/97             $85.54  $166.80                  $118.09
8/98             $63.47  $180.34                   $95.04
8/99             $73.70  $252.07                  $127.33
8/00             $51.61  $293.18                   $97.20

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Corporation has employment agreements with Messrs. Haines, Stefanko, Trimmer, Myles, Adam and certain other senior personnel. The employment agreements of Messrs. Haines, Stefanko, Trimmer, Myles and Adam have an initial three-year term. Such agreements automatically are extended at the end of each month for an additional month unless prior notice of termination is given, to constitute at all times a three-year agreement; provided, however, that no such monthly extension shall occur after August 31, 2008, January 31, 2005, June 23, 2006, October 31, 2008, or November 30, 2012, respectively. The employment agreements provide that in the event employment is terminated as a result of a merger, consolidation, liquidation, or change in control (collectively, "Change in Control") of the Corporation, or for any other reason except for death, disability or for cause, the employee shall be paid a lump sum amount equal to a multiple (equal to the initial term of such agreement) of the sum of (i) the higher of his annual salary payable prior to the event causing the termination or salary payable prior to the Change in Control, plus (ii) an amount equal to the higher of his bonus earned in the preceding fiscal year or the average bonus earned in the most recent three fiscal years. In addition, upon a Change in Control, each of the employment agreements provides that the employee also will continue to receive certain insurance benefits not provided to the employee by another source after termination, for a period of time equal to the original term of such employee's employment agreement, and the employee will be paid a lump sum amount equal to the sum of (i) any unpaid annual incentive compensation previously awarded to the employee, the payment of which was contingent only upon continued employment, and (ii) a pro rata portion of his bonus for the fiscal year in which the termination occurred. If the Corporation terminates an employee's employment without cause prior to the expiration of the term of the employment agreement or prior to a Change in Control, the employee shall receive his salary for the remaining term of his employment agreement, plus a bonus each year for the remaining term of his agreement in an amount equal to fifty percent of his average annual bonus during the most recent five calendar years of employment. If the employee's employment is terminated by reason of death, the Corporation shall pay a lump sum amount equal to sixty percent of the employee's salary for twenty-four months. In addition, the amounts described above payable under the employment agreements for Messrs. Haines and Stefanko shall be "grossed up" to cover certain taxes payable by the employee on certain of the amounts paid to such employee in respect of a Change in Control of the Corporation. Notwithstanding the foregoing, in respect of the employment agreements of Messrs. Trimmer, Myles and Adam, the Corporation is not obligated to pay any amount which is in excess of the maximum amount which it can deduct for federal income tax purposes. These employment agreements may tend to discourage a takeover attempt of the Corporation inasmuch as a Change in Control of the Corporation could result in increased compensation expense.

    The Corporation has a qualified Profit Sharing Plan (the "Profit Sharing Plan") which provides that in any year the Corporation's Board of Directors, in its discretion, may authorize the payment of contributions to the Corporation's Profit-Sharing Trust, which contributions are allocated among participants. The maximum amount which may be allocated to a participant generally is limited to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation. Participation in the Profit Sharing Plan is available to all salaried employees of the Corporation (and participating subsidiaries) who are employed on the last day of the Profit Sharing Plan Year. Benefits under the Profit Sharing Plan vest in accordance with a specified formula which provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. The assets of the Profit-Sharing Trust are invested, and each participant's account reflects the aggregate investment performance of the Trust assets. For the fiscal year ended August 31, 2000, the amounts contributed to the Profit Sharing Plan accounts of the persons listed in the Summary Compensation Table were: $16,000 for each of Messrs. Haines and Stefanko, $15,230 for Mr. Trimmer, $15,000 for Mr. Myles and $14,120 for Mr. Adam.

    The Corporation also has a non-qualified Profit Sharing Plan (the "Non-Qualified Plan") pursuant to which the Corporation may accrue certain amounts for the benefit of the Non-Qualified Plan's participants, in order to restore to such participants amounts not available to them under the Profit Sharing Plan due to certain limitations thereunder. Benefits under the Non-Qualified Plan vest in accordance with a specified formula which provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. In addition, upon a Change in Control of the Corporation, benefits become fully vested. Amounts accrued by the Corporation under the Non-Qualified Plan for the benefit of each participant reflect the investment performance which would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the Profit Sharing Trust pursuant to the Profit Sharing Plan. For the fiscal year ended August 31, 2000, the amounts accrued by the Corporation pursuant to the Non-Qualified Plan for the benefit of the persons listed in the Summary Compensation Table were:
Mr. Haines, $44,217; and Mr. Stefanko, $32,510.

    The Corporation also has deferred compensation agreements with Messrs. Haines and Stefanko, providing for the payment of benefits for ten years following retirement, disability or death in the annual amount of $100,000 for Mr. Haines and $100,000 (under two agreements for $50,000 each) for Mr. Stefanko. Except in the case of disability or death, to the extent that Messrs. Haines and Stefanko are employed by the Corporation for less than ten years from the date of their agreements, any amounts payable at retirement will be reduced proportionately. The effective dates of Mr. Haines' Agreement is 1991 and of Mr. Stefanko's two agreements are 1985 and 1991. No additional benefits are payable under the agreements upon a Change in Control of the Corporation; however, payment of all of the benefits of Messrs. Haines and Stefanko will be accelerated in the event of a termination of employment following certain Changes in Control. The Corporation owns and is the beneficiary of life insurance policies upon the lives of Messrs. Haines and Stefanko, in the amount of $1,000,000 each.

   PROPOSAL TO AMEND THE A. SCHULMAN, INC. 1992 NON-EMPLOYEE DIRECTORS' STOCK
                                  OPTION PLAN

    The Board of Directors has approved and recommends that the stockholders approve an amendment (the "Amendment") of the A. Schulman, Inc. 1992 Non-Employee Directors' Stock Option Plan (the "1992 Plan"), as heretofore amended. The purpose of the Amendment is to increase the number of shares of Common Stock subject to annual option grants to two thousand (2,000) shares and to provide that each eligible Director shall receive an annual grant of five hundred (500) restricted shares of Common Stock.

    The following summary of the amendments to the 1992 Plan which are contained in the Amendment is qualified by reference to the full text of the Amendment, which is set forth as Exhibit A to this Proxy Statement. The Amendment does not increase the total number of shares of the Corporation's Common Stock available for grant.

    The 1992 Plan provides for annual grants of options to purchase shares of Common Stock to Directors who are not officers or employees of the Corporation ("Non-Employee Directors"). The Amendment provides for an increase in the number of shares of Common Stock subject to the annual grant of options to each such Non-Employee Director from 1,000 shares to 2,000 shares. Accordingly, as the Corporation currently has eight (8) Non-Employee Directors, it annually will grant to such Directors, in the aggregate, options to purchase 16,000 shares of Common Stock.

    The Amendment further provides for an annual award of 500 restricted shares of Common Stock to each Non-Employee Director. Such awards shall be made on the first day of February of each year to each such Non-Employee Director. The Corporation's eight (8) existing Non-Employee Directors, therefore, annually will receive, in the aggregate, an award of 4,000 restricted shares having a value of approximately $58,500 (based upon the closing price of the Corporation's Common Stock on February 1, 2000 of $14.625 per share). All such restricted shares of Common Stock awarded will be non-transferable and subject to substantial risk of forfeiture until specific conditions are met. The restricted shares of Common Stock awarded will vest on the earlier to occur of
(i) the fifth anniversary of their date of grant, so long as the holder remains a Director of the Corporation, or (ii) the Non-Employee Director's retirement after reaching age 65, Disability, or death or upon a Change in Control (as those terms are defined in the 1992 Plan, as amended by the Amendment). In no event may restricted shares of Common Stock awarded under the Amendment vest prior to six (6) months following the date of award. Certificates evidencing awards of restricted shares of Common Stock will bear a legend making reference to the restrictions. The restrictions will lapse in accordance with the foregoing conditions. During the period of restriction, Non-Employee Directors holding restricted shares of Common Stock shall have full voting rights in respect of such shares. Dividends in respect of restricted shares of Common Stock shall accrue (but shall not be paid) during the period of restriction and are subject to the same restrictions on transfer as are the restricted shares of Common Stock. Any accrued dividends shall be paid in one lump sum to Non-Employee Directors within 30 days following the date the restrictions lapse. Each award of restricted shares of Common Stock shall be evidenced by a restricted stock agreement. The restricted stock agreement shall specify the period or periods of restriction, the number of restricted shares of Common Stock granted and such other provisions as the Committee shall determine.

    Approval of the Amendment will require the affirmative vote of the holders of the majority of the total votes cast on this proposal in person or by proxy. Abstentions will be counted as votes cast and will have the same effect as votes cast against the proposal. Broker non-votes will be counted as votes cast.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT.

                            SELECTION OF ACCOUNTANTS

    Upon the recommendation of its Audit Committee, the Board of Directors of the Corporation has selected PricewaterhouseCoopers LLP as independent accountants to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending August 31, 2001. In accordance with past practice, this selection is being presented to stockholders for ratification or rejection at this Annual Meeting. The Board of Directors recommends that such selection be ratified. PricewaterhouseCoopers LLP was the independent accountant of the Corporation for the fiscal year ended August 31, 2000, and is considered by the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

    For ratification, this proposal will require the affirmative vote of the holders of a majority of the total votes cast on this proposal in person or by proxy. Abstentions will be counted as votes cast and will have the same effect as votes cast against the proposal. Broker non-votes will not be counted as votes cast. If the resolution is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board will appoint other public accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders.

                              STOCKHOLDER PROPOSAL

    The following proposal was submitted by William Steiner, a stockholder of the Corporation. Mr. Steiner has informed the Corporation that his address is 4 Radcliff Drive, Great Neck, New York 11024 and that he is the owner of 2,300 shares of the Corporation's Common Stock.

        "Resolved that the shareholders of A. Schulman Inc. Corporation urge the
    A. Schulman Inc. Board of Directors to arrange for the prompt sale of
    A. Schulman Inc. to the highest bidder."

SUPPORTING STATEMENT SUBMITTED BY MR. STEINER

        "The purpose of the Maximize Value Resolution is to give all
    A. Schulman Inc. shareholders the opportunity to send a message to the
    A. Schulman Inc. Board that they support the prompt sale of
    A. Schulman Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the
    A. Schulman Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the
    A. Schulman Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

        The prompt auction of A. Schulman Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

        The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                   I URGE YOUR SUPPORT VOTE FOR THIS RESOLUTION"

STATEMENT OF THE BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THE STOCKHOLDER PROPOSAL

    The Board of Directors recommends a vote against the proposal and firmly believes that the implementation of the proposal described above would not be in the best interests of the stockholders and would not, in fact, "maximize value" to the stockholders. The Board of Directors and management of the Corporation are committed to increasing stockholder value and at all times are willing to consider alternative strategies to accomplish this goal. The Board of Directors, together with management and outside advisors, regularly evaluate the Corporation's strategies for maximizing stockholder value and continue to concentrate on improving the Corporation's earnings on a long-term, sustained basis.

    The Board of Directors consists of experienced individuals who are familiar with the Corporation's businesses and the markets in which the Corporation operates. The Board of Directors believes that, at present, the interests of the stockholders are best served by the Corporation focusing primarily on increasing operating earnings. Therefore, the Corporation will attempt to improve its long-term prospects by continuing its efforts to increase growth, expand its global markets and increase market penetration, and explore acquisitions and alliances which will complement the Corporation's businesses and result in improved operating efficiencies. Further, the Board of Directors believes that, at present, public market valuations of specialty chemical companies in general, including the Corporation, are extremely low compared to other periods. In addition, the results of the Corporation's European operations have been adversely impacted by the low valuation of the Euro relative to the U.S. Dollar. The Board of Directors therefore believes it would not be in the best interests of the Corporation's stockholders to commit to an auction of the Corporation in the present market environment.

    The Board of Directors believes that continued focus on the Corporation's increased growth, global market expansion, acquisition strategies and improved operating efficiencies will enhance stockholder value over the long term. The Board of Directors believes that this proposal could seriously prejudice and jeopardize the financial interests of the Corporation's stockholders. Although the proposal only requests and does not obligate the Board of Directors to take the recommended action, the Board of Directors believes that an announcement that such proposal has been adopted could severely damage the Corporation's relationships with its customers, joint venture partners, independent sales agents and employees. Such results could have an adverse impact on the Corporation's ability to compete effectively in the short and long term, leading to a potential decline in revenues, profits, and stockholder value.

    Regardless of the outcome of the vote on this proposal, the Board of Directors has and will continue to consider all reasonable avenues to increase stockholder value. However, the Board of Directors believes it is in the best interests of the stockholders to allow the Board of Directors to maintain the flexibility of determining the appropriate courses of action. Therefore, for all of the reasons stated above, the Board of Directors urges stockholders to reject this proposal.

REQUIRED VOTE

    The approval of Mr. Steiner's proposal requires the affirmative vote of a majority of the shares of Common Stock of the Corporation represented at the meeting in person or by proxy. Neither abstentions nor broker non-votes will be counted as votes cast, although both will count toward the determination of the presence of a quorum and both will have the same effect as a vote cast against the proposal.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than 10% of the Corporation's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. All such persons timely filed their respective reports during the year ended August 31, 2000, except Mr. Haines and Mr. Ronald Andres, Vice President--North American Manufacturing of the Corporation, each of whom filed one such report subsequent to the due date therefor.

                                 OTHER MATTERS

    The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

                              GENERAL INFORMATION

VOTING OF PROXIES

    Shares represented by properly executed proxies will be voted at the meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by proxies on which no specification has been made will be voted (i) for the election of Directors, (ii) for approval of the amendment of the 1992 Non-Employee Directors' Stock Option Plan, (iii) for the ratification of the selection of the independent accountants, and (iv) against the stockholder proposal.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented in accordance with Rule 14a-8 of the Securities and Exchange Commission at the next Annual Meeting of Stockholders, presently scheduled for December 6, 2001, must be received by the Corporation no later than July 9, 2001 for consideration for inclusion in the proxy statement and form of proxy for that meeting. Proposals of stockholders intended to be presented outside of the requirements of such Rule at such Annual Meeting must be received by the Corporation by September 26, 2001.

REVOCATION OF PROXIES

    A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares or by giving notice in writing or in open meeting.

SOLICITATION OF PROXIES

    The cost of soliciting the accompanying proxies will be borne by the Corporation. The Corporation may reimburse brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of the Corporation. Further, the Corporation has retained Corporate Investor Communications to perform solicitation services in connection with this proxy statement. For such services, Corporate Investor Communications will receive a fee of approximately $5,500 and will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

                                          By order of the Board of Directors

                                          JAMES H. BERICK

                                             SECRETARY

November 10, 2000

                                                                       EXHIBIT A

                                FOURTH AMENDMENT
                                       TO
                               A. SCHULMAN, INC.
                 1992 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1.  PURPOSE OF AMENDMENT.

    The A. Schulman, Inc. 1992 Non-Employee Directors' Stock Option Plan (the "Plan") provides that each Eligible Director (this term and all other capitalized terms which are not defined herein shall have the meanings ascribed to such terms in the Plan) shall receive an annual grant of options to purchase One Thousand (1,000) Shares. The Purpose of this Amendment is to increase the number of Shares subject to such annual Option Grants to Two Thousand (2,000) Shares and to provide that each Eligible Director shall receive an annual grant of Five Hundred (500) Shares of Restricted Stock.

2.  AMENDMENT.

    Pursuant to the power reserved by the Board in Section 10.2 of the Plan, and subject to the approval thereof by the stockholders of the Company, the Plan is hereby amended as follows:

    A. Section 2 of the Plan is hereby amended by the addition thereto of the following Section 2.16:

           "2.16 "Award" means a grant under this Plan of an Option or Restricted Stock."

    B. Section 2 of the Plan further is hereby amended by the addition thereto of the following Section 2.17:

           "2.17 "Disability" means a permanent and total disability, as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice."

    C. Section 2 of the Plan further is amended by the addition thereto of the following Section 2.18:

           "2.18 "Restricted Stock" means a grant of Shares pursuant to Section 9 herein."

    D. Section 3 of the Plan is hereby amended by (i) the deletion of the phrase "optioned or sold" from the first sentence of the first paragraph thereof, and the substitution therefor of the word "granted"; (ii) the deletion of the word "Options" from the first sentence of the first paragraph thereof, and the substitution therefor of the word "Award";
       (iii) the deletion of the phrase "If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased" from the second paragraph thereof, and the substitution therefor of the phrase "If an Award granted under this Plan is cancelled, terminates, expires or lapses for any reason, any"; (iv) the deletion of the word "thereto" from the second paragraph thereof, and the substitution therefor of the phrase "to such Award"; and (v) the deletion of the word "Options" from the second paragraph thereof, and the substitution therefor of the word "Award".

    E. Section 4 of the Plan is hereby amended by the deletion of the phrase "a grant of an Option" from the end of the first sentence thereof, and the substitution therefor of the phrase "an

       Award". In addition, the word "Option" is hereby deleted from the last sentence thereof, and the word "Award" is inserted in its stead.

    F. Section 5.1 of the Plan is hereby amended by the deletion of the number "1,000" therefrom and the substitution therefor of the number "2,000".

    G. Section 5.2 of the Plan is hereby amended by the deletion of the phrase "Section 9" therefrom and the substitution therefor of the phrase "Section 10".

    H. Section 6 of the Plan is hereby amended and restated in its entirety as follows:

           "6. TERM OF PLAN.

                   Subject to approval of the stockholders as
               contemplated by Section 11.1, this Plan shall become effective upon its adoption by the Board, and shall continue in effect until all Awards granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto. No Award shall be granted after ten (10) years from the earlier of the date of the adoption of the original Plan or its original approval by the stockholders as contemplated by
               Section 11.1."

    I. Section 7.1 of the Plan is hereby amended by the deletion of the word "five" therefrom and the substitution therefor of the phrase "ten (10)".

    J.  Sections 9, 10, 10.1, 10.2, 10.3, 11, 11.1 and 11.2 of the Plan are
       hereby re-numbered as Sections 10, 11, 11.1, 11.2, 11.3, 12, 12.1 and 12.2, respectively. A new Section 9 of the Plan is hereby added to the Plan to read in its entirety as follows:

           "9. RESTRICTED STOCK.

                   9.1 NONDISCRETIONARY ANNUAL GRANT OF
               RESTRICTED STOCK. Each Eligible Director shall receive an annual grant of 500 Shares of Restricted Stock on each Grant Date subsequent to his or her election as a director of the Company. The number of Shares subject to annual grant hereunder shall be subject to adjustment from time to time in accordance with Section 10 hereof.

                   9.2 RESTRICTED STOCK AGREEMENT. Each
               Restricted Stock grant shall be evidenced by a Restricted Stock Agreement that shall specify a period of restriction (the "Period of Restriction"), subject to Section 9.9, terminating upon five (5) years after the Grant Date. All restrictions shall lapse upon the expiration of the Period of Restriction. The Restricted Stock Agreement shall include the number of Restricted Stock Shares granted and such other provisions as the Committee shall determine.

                   9.3 TRANSFERABILITY. Except as provided in
               this Section 9, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the expiration of the Period of Restriction. All rights with respect to the Restricted Stock granted to an Eligible Director under the Plan shall be available during his or her lifetime only to such Eligible Director.

                   9.4 OTHER RESTRICTIONS. The Committee shall
               impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

                   9.5 CERTIFICATE LEGEND. In addition to any
               legends placed on certificates pursuant to Section
               9.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

                   "The sale or other transfer of the Shares of
               Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the A. Schulman, Inc. 1992 Non-Employee Directors' Stock Option Plan, as the same has heretofore been and may from time to time be amended, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of A. Schulman, Inc."

                   9.6 REMOVAL OF RESTRICTIONS. Except as
               otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Eligible Director after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Eligible Director shall be entitled to have the legend required by Section 9.5 removed from his or her Share certificate.

                   9.7. VOTING RIGHTS. During the Period of
               Restriction, Eligible Directors holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

                   9.8. DIVIDENDS AND OTHER DISTRIBUTIONS.

                   (A) The Company shall establish a bookkeeping
               account on behalf of each Eligible Director, for the purpose of recording the amount owed to each Eligible Director with respect to "dividend equivalents" earned during the Period of Restriction. For this purpose, "dividend equivalent" means an amount equal to each regular or special dividend declared with respect to one
               (1) Share of Restricted Stock during the Period of Restriction. "Dividend equivalent" shall include distributions either in cash or property. Such "dividend equivalents" shall be declared and credited to the bookkeeping account of each Eligible Director simultaneous with the dividend payment date for Company stock.

                   (B) Dividend equivalents shall be subject to
               the same restrictions on transfer as are the Shares of Restricted Stock. Amounts credited to Eligible Directors' dividend equivalent bookkeeping accounts shall not earn interest. The Company shall have no obligation to fund the amounts set forth in the dividend equivalent bookkeeping accounts, and the rights of Eligible Directors to these amounts shall be equivalent to those of general creditors of the Company.

                   (C) Dividend equivalents shall be paid to
               Eligible Directors in cash, in one lump sum, within thirty (30) days following the date the restrictions lapse on the Shares of Restricted Stock with respect to which such dividend equivalents were earned. The decisions of the Committee with respect to payout of dividend equivalents shall be final and binding on all parties and their successors.

                   9.9 TERMINATION OF MEMBERSHIP ON THE BOARD.

                   (A) If an Eligible Director's membership on
               the Board terminates for any reason other than the retirement of such Eligible Director upon attainment of age 65 or any time thereafter ("Retirement"), Disability, death or a Change in Control, all Shares of Restricted Stock in respect of which the Period of Restriction has not expired upon the effective date of termination immediately shall be forfeited and returned to the Company (and shall once again become available for grant under the Plan). The Committee, in its sole discretion, shall have the right to provide for lapsing of the restrictions on Restricted Stock following termination, upon such terms and provisions as it deems proper.

                   (B) In the case of an Eligible Director's
               Retirement, Disability, death or upon the occurrence of a Change in Control, all restrictions on Restricted Stock immediately shall lapse, and the Period of Restriction shall expire at such time."

    K. Section 10 of the Plan is hereby amended by deleting the phrase "portions thereof" therefrom and substituting therefor the phrase "Restricted Stock".

    L. Section 11.1 of the Plan is hereby amended by the deletion of the word "Options" wherever that word appears therein, and the substitution therefor of the word "Awards". Section 11.1 further is hereby amended by the addition thereto of the words "such Options" after the word "and" and before the word "may" in the final sentence thereof.

       Section 11.3 of the Plan is hereby amended by the deletion of the phrase "Options already granted" therefrom and the substitution therefor of the phrase "outstanding Awards" in the second sentence thereof. Section 11.3 further is hereby amended by the deletion of the word "Options" in each instance where said word appears, and the substitution therefor of the word "Awards".

3.  EFFECTIVE DATE.

    The effective date of this Fourth Amendment shall be December 7, 2000, provided, however, that if this Fourth Amendment is not approved by the stockholders of the Company at or prior to the Company's 2000 Annual Meeting of Stockholders, this Fourth Amendment shall be null and void and of no effect whatsoever.

A. SCHULMAN, INC.
This Proxy is Solicited on Behalf of
The Board of Directors
The undersigned hereby appoints TERRY L. HAINES, ROBERT A. STEFANKO, and JAMES
H. BERICK and each of them as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of A. Schulman, Inc. held of record by the undersigned on October 18, 2000 at the annual meeting of Stockholders to be held on December 7, 2000 and at any adjournments thereof.
Election of Class II Directors, Nominees:
James S. Marlen, Rene C. Rombouts and Robert A. Stefanko

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

SEE REVERSE SIDE



_ DETACH CARD _

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and AGAINST proposal 4.

1. Election of Class II Directors
 (see reverse)
For, except vote withheld from the following nominee(s):

2. To approve the proposal to amend the 1992 Non-Employee Directors' Stock Option Plan.

3. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending August 31, 2001.

4. A stockholder proposal that the Board of Directors consider the prompt sale of the Corporation.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

FOR       AGAINST        ABSTAIN

  SIGNATURE(S) DATE

_ DETACH CARD _